Nicor Inc.
                                                                Form 10-K
                                                                Exhibit 10.22



                             First Amendment of
                       Nicor Inc. Stock Deferral Plan



   Pursuant to the resolution adopted by the Board of Directors of Nicor Inc. at its December 11, 1997 meeting, the Nicor Inc. Stock Deferral Plan (the Plan) is hereby amended in the following particulars, effective as of December 11, 1997:

 1.By adding the following at the end of subsection 1.5 of the Plan:

   "The committee may provide that Stock awards under the Plan will not be made under the 1989 Plan, but will instead be made under the Nicor Inc. 1997 Long-Term Incentive Plan, and under any successor or other similar plan maintained by the Company or its Subsidiaries, or any other plan designated by the Committee. If distributions are made under a plan other than the 1989 Plan, then, for purposes of subsections 1.2 and 1.3 of the Plan and to the extent applicable, definitions and eligibility that would otherwise be determined under the 1989 Plan shall instead be determined under the plan under which the distributions are made."

 2.By substituting the clause "shall be irrevocable after the Election Period
   (subject to any applicable extension of that period) for such award expires" for the clause" shall be irrevocable after the Election Period for such award expires", where the latter clause appears in the first sentence of subsection 2.3 of the Plan.

 3.By adding the following sentence at the end of subsection 2.4 of the Plan:

   "Notwithstanding the foregoing, if the Performance Period is two years or longer, then the Election Period shall end on December 31 of the calendar year prior to the final year of the Performance Period; provided, however, that this sentence shall apply only with respect to Performance Periods that end after December 31, 1997."

 4.By adding the following sentence at the end of subsection 3.1 of the Plan:

   "Notwithstanding the foregoing provisions of this subsection 3.1, if final distribution of a Participant's Deferred Stock Account occurs between a Stock dividend record date and Stock dividend payment date, the dividends attributable to such final record date may, in the discretion of the Committee, be paid in cash."

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 5.By substituting the clause "shall be irrevocable with respect to an Eligible
   Cash Award after the Election Period (subject to any applicable extension of that period) applicable to such award expires" for the clause "shall be ir-revocable with respect to an Eligible Cash Award after the Election Period applicable to such award expires", where the latter clause appears in the first sentence of subsection 4.2 of the Plan.

  6.By adding the following paragraph (d) at the end of subsection 4.4 of the Plan:

   "(d)Notwithstanding the foregoing provisions of this subsection 4.4, if a Participant's Deferred Stock Account balance is credited with less than 1,000 Stock Units as of the Participant's Termination Date, the Participant's Deferral Period shall end on the Termination Date, and the Participant's Deferred Stock Account shall be settled in a lump sum within 90 days of the Termination Date."



     I, David L. Cyranoski, Sr. VP, Secretary and Controller of Nicor Inc., acting on behalf of Nicor Inc., and pursuant to the authority delegated to the officers of Nicor Inc. by resolution of the Board of Directors of Nicor Inc. adopted at its December 11, 1997 meeting, do hereby adopt the foregoing amend-ment to the Nicor Inc. Stock Deferral Plan. Witness my hand this January 16, 1998.


                                                           DAVID L. CYRANOSKI
                                                              As Aforesaid

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